Exhibit 99
For Immediate Release

Contact:	National Health Investors, Inc.
Richard F. LaRoche, Jr.
Chairman of Special Committee
Telephone:	(615) 893-8490
NATIONAL HEALTH INVESTORS, INC. ANNOUNCES PRELIMARY DISCUSSIONS

MURFREESBORO, TN (April 17, 2007) — In response to apparent market rumors and the large volume of trades in its stock today, National Health Investors, Inc. (NYSE: NHI) announced that it is engaged in preliminary discussions and the exchange of information regarding a possible combination of interests with another company. There can be no assurance that any transaction will occur, or as to the timing, structure or terms of any transaction. The company will have no further comment until an agreement is reached or the discussions are terminated.
NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions. The common stock of National Health Investors trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI’s most recent press releases may be obtained on our web site at www.nhinvestors.com.
Statements in this press release that are not historical facts are forward-looking statements. These statements include comments regarding possibilities of continuing discussions between the companies and involve risks and uncertainties, including that there may be no further discussions or any transaction. NHI does not undertake any obligation to update forward-looking statements. There will be no update as to the status of negotiations with respect to a potential transaction unless required to by law. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent the respective company’s judgment as of the date of this release.

P.O. Box 1102 Murfreesboro TN 37133-1102 — City Center 100 Vine Street Murfreesboro TN 37130
Phone (615) 890-9100